As filed with the Securities and Exchange Commission on October 28, 2025

Registration Statement No. 333-255835

Registration Statement No. 333-263647

Registration Statement No. 333-271033

Registration Statement No. 333-275131

Registration Statement No. 333-278072

Registration Statement No. 333-285796

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTATION STATEMENT

(REGISTRATION NO. 333-255835)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTATION STATEMENT

(REGISTRATION NO. 333-263647)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTATION STATEMENT

(REGISTRATION NO. 333-271033)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTATION STATEMENT

(REGISTRATION NO. 333-275131)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTATION STATEMENT

(REGISTRATION NO. 333-278072)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTATION STATEMENT

(REGISTRATION NO. 333-285796)

UNDER THE SECURITIES ACT OF 1933

Tourmaline Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-2377352
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27 West 24th Street, Suite 702 New York, NY	10010
(Address of Principal Executive Offices)	(Zip Code)

Talaris Therapeutics, Inc. Second Amended and Restated 2018 Equity Incentive Plan

Talaris Therapeutics, Inc. 2021 Stock Option and Incentive Plan

Talaris Therapeutics, Inc. 2021 Employee Stock Purchase Plan

2022 Equity Incentive Plan

2023 Equity Incentive Plan

2023 Employee Stock Purchase Plan

(Full title of the plans)

Jaime Huertas

Secretary

Tourmaline Bio, Inc.

27 West 24th Street, Suite 702

New York, NY 10010

(Name and address of agent for service)

(646) 481-9832

(Telephone number, including area code, of agent for service)

Copies to:

Joseph E. Gilligan

Mahvesh A. Qureshi

Gabrielle M. Witt

Jessica A. Bisignano

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004-1109

+1 (202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) previously filed with the Securities and Exchange Commission (the “SEC”) by Tourmaline Bio, Inc., a Delaware corporation (the “Registrant”), to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration Statement on Form S-8 (Registration No. 333-255835), filed with the SEC on May 6, 2021, registering the offer and sale of (i) 3,381,382 shares of Common Stock issuable upon the exercise of outstanding stock options awards under the Registrant’s Second Amended and Restated 2018 Equity Incentive Plan, (ii) 3,015,907 shares of Common Stock reserved for issuance under the Registrant’s 2021 Stock Option and Incentive Plan (the “2021 Plan”) and (iii) 852,971 shares of Common Stock reserved for future issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”);

•	Registration Statement on Form S-8 (Registration No. 333-263647), filed with the SEC on March 17, 2022, registering the offer and sale of (i) 2,072,569 shares of Common Stock reserved for issuance under the 2021 Plan and (ii) 414,513 shares of Common Stock reserved for issuance under the 2021 ESPP;

•	Registration Statement on Form S-8 (Registration No. 333-271033), filed with the SEC on March 31, 2023, registering the offer and sale of (i) 2,089,379 shares of Common Stock reserved for issuance under the 2021 Plan and (ii) 417,875 shares of Common Stock reserved for issuance under the 2021 ESPP;

•	Registration Statement on Form S-8 (Registration No. 333-275131), filed with the SEC on October 23, 2023, registering the offer and sale of (i) 1,403,408 shares of Common Stock reserved for issuance under the Private Tourmaline’s 2022 Equity Incentive Plan, (ii) 2,033,677 shares of Common Stock under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”) and (iii) 203,367 shares of Common Stock under the Registrant’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”);

•	Registration Statement on Form S-8 (Registration No. 333-2780720), filed with the SEC on March 19, 2024, registering the offer and sale of (i) 1,016,878 shares of Common Stock reserved for issuance under the 2023 Plan and (ii) 203,375 shares of Common Stock reserved for issuance under the 2023 ESPP; and

•	Registration Statement on Form S-8 (Registration No. 333-285796), filed with the SEC on March 13, 2025, registering the offer and sale of (i) 1,280,890 shares of Common Stock reserved for issuance under the 2023 Plan and (ii) 256,178 shares of Common Stock reserved for issuance under the 2033 ESPP.

On October 28, 2025, pursuant to the terms of an Agreement and Plan of Merger, dated as of September 8, 2025 (the “Merger Agreement”), by and among the Registrant, Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Parent”), and Torino Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby files the Post-Effective Amendment to deregister all securities registered but unsold or otherwise unissued under each Registration Statement, if any, as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 9, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Hanover, State of New Jersey on October 28, 2025.

Tourmaline Bio, Inc.

By:	/s/ Jaime Huertas
	Name:	Jaime Huertas
	Title:	Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.